Exhibit 10.8

Execution Version

Final

CONVERSION AGREEMENT

By and Between

TERRA MISSISSIPPI NITROGEN, INC.

and

ORICA USA INC.

Dated as of July 21, 2005

TABLE OF CONTENTS

ARTICLE I. INTERPRETATION	5

1.1 Definitions	5

1.2 Interpretation	9

1.3 Exhibit	10

ARTICLE II. CONVERSION	10

2.1 Seller Undertakings	10

2.2 Performance Standards	10

2.3 Control of Conversion Work	10

2.4 Consultation with Buyer	10

2.5 Buyer Undertakings	11

2.6 Drums	11

ARTICLE III. TERM, TERMINATION AND PURCHASE RIGHT	12

3.1 Term	12

3.2 Buyer’s Termination for Breach	12

3.3 Seller’s Termination for Breach	12

3.4 Effect of Termination	12

3.5 Purchase Rights	12

ARTICLE IV. LICENSE OF PROCESS DESIGN	14

ARTICLE V. FORCE MAJEURE	14

5.1 Occurrence of Event of Force Majeure	14

5.2 Notice to Buyer	14

ARTICLE VI. AUDIT RIGHT	15

6.1 Records	15

ARTICLE VII. INSURANCE	15

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7.1 Seller-Provided Insurance	15

7.2 General Conditions of Seller’s Insurance Policies	16

7.3 Buyer-Provided Insurance	17

7.4 General Conditions of Buyer’s Insurance Policies	18

ARTICLE VIII. LIMITATION ON LIABILITY/INDEMNIFICATION	18

8.1 Waiver of Certain Damages	18

8.2 Indemnification of Seller Indemnitees	18

8.3 Indemnification of Buyer Indemnitees	19

8.4 Procedures for Indemnification	20

ARTICLE IX. [RESERVED]	21

ARTICLE X. DISPUTE RESOLUTION	22

ARTICLE XI. GENERAL	23

11.1 Confidentiality and Publicity	23

11.2 Notices	24

11.3 Governing Law	24

11.4 Severability	24

11.5 Captions; Headings	24

11.6 Assignment; Successors and Assigns	25

11.7 Counterparts	25

11.8 Relationship of Parties	25

11.9 Entire Agreement	25

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Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such portions are marked by a series of asterisks.

CONVERSION AGREEMENT

This CONVERSION AGREEMENT (the “Agreement”) is made the 21st day of July, 2005 (“Effective Date”), by and between TERRA MISSISSIPPI NITROGEN, INC. (“Seller”), a Delaware corporation with principal offices at 600 Fourth Street, Sioux City, Iowa 51101, and ORICA USA INC. (“Buyer”), a Delaware corporation with principal offices at 33101 East Quincy Avenue, Watkins, Colorado 80137.

RECITALS

WHEREAS, Seller owns and operates an ammonia, nitric acid, agricultural grade ammonium nitrate, ammonium nitrate solution (“ANS”) and urea ammonium nitrate solution manufacturing facility and site located in Yazoo County, Mississippi (the “Plant”); and

WHEREAS, Seller desires to modify, supplement and convert a portion of the Plant (such portion generally consisting of the #3 ammonium nitrate prilling plant, #4 finishing train, the Storage Dome (as defined below) and associated loadout equipment, the “Facility”) to produce prilled industrial grade ammonium nitrate (“IGAN”) pursuant to the Project Definition (as defined below) and pursuant to further design and engineering work undertaken by Seller (the “Conversion Project”); and

WHEREAS, Seller and Buyer have entered into that certain Interim Supply Agreement, dated as of July 21, 2005 (the “Interim Supply Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase IGAN and ANS as more particularly described therein;

WHEREAS, Seller and Buyer have entered into that certain Ammonium Nitrate Supply Agreement, dated as of July 21, 2005 (the “Long Term Supply Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase IGAN and ANS as more particularly described therein;

WHEREAS, the Conversion Project is necessary to enable Seller to perform its IGAN supply obligations under the Long Term Supply Agreement; and

WHEREAS, this Agreement, the Interim Supply Agreement, and the Long Term Supply Agreement shall be collectively referred to herein as the “Related Agreements”; and

WHEREAS, Seller and Buyer desire to set forth their respective rights and obligations with respect to the Conversion Project and related matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the Related Agreements, the Parties covenant and agree as follows:

ARTICLE I.

INTERPRETATION

1.1 Definitions. The following terms shall have the meanings assigned thereto in this Agreement:

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with a specified Person. For purposes of this definition, “control” means an ability to directly or indirectly vote more than fifty percent (50%) of the shares or other equity interests at the time entitled to vote upon the election of directors or managers of a second Person.

“ANS” shall have the meaning set forth in the Recitals hereto.

“Buyer” shall have the meaning set forth in the Preamble hereto.

“Buyer Contact” means that individual designated from time-to-time by Buyer in writing as the individual with authority to represent Buyer’s interests with respect to the Conversion Project and to review the Conversion Work and approve Conversion Project expenditures as provided in Section 2.4 hereof.

“Buyer’s Indemnitees” means Buyer, its parent company, partners, subsidiaries and any other Affiliates, Buyer’s Representatives, and their respective directors, officers, employees, attorneys-in-fact, agents and Affiliates.

“Claim” means any action, suit, proceeding, hearing, investigation, audit, litigation, charge, complaint, claim, or demand by any Person.

“Commissioning” or “Commissioned” means the first business day after which the last of all of the following have occurred: (a) all materials, supplies, goods, tools, machinery and equipment comprising the converted Facility have been constructed, erected, installed, inspected and tested in accordance with the Project Definition and the design and engineering documents created by Seller based on the Project Definition, both as subsequently amended by mutual agreement, and the converted Facility has been tied in to the Plant, in each case to the extent necessary to permit the safe and sound startup and operation of the converted Facility as a fully integrated system (but excluding correction of minor non-operational matters such as painting, signage and landscaping), (b) the converted Facility has been in reasonably continuous operation (subject to storage limitations) and has produced at least an average daily volume of **** Tons of IGAN over a period of fourteen (14) consecutive days, as demonstrated by performance tests conducted by Seller, (c) Buyer has conducted testing establishing to its satisfaction that the converted Facility is producing IGAN meeting the Specifications during the time period in subparagraph (b) above, (d) the Parties have executed a writing indicating their agreement that the standards set forth in clauses (a) through (c) have been satisfied, and (e) Seller has obtained all Permits required by applicable Laws for operation of the Facility.

“Confidential Information” shall have the meaning set forth in Section 11.1 hereof.

“Contest Notice” shall have the meaning set forth in Section 8.4(b) hereof.

“Conversion Kit” shall mean the Drums, pre-dryer conveyors, pre-dryer air preheaters, pre-dryer fan, dryer elevator, dryer air preheater, dryer fan, pre-cooler elevator, pre-cooler conveyers, and other machinery and equipment constructed and installed in the converted Facility pursuant to the Project Definition.

“Conversion Project” shall have the meaning set forth in the Recitals hereto.

“Conversion Project Capital Budget” shall mean that certain budget agreed to by Seller and Buyer regarding the estimated costs (based on the Project Definition and on design and engineering work performed by Seller) of the Conversion Project and attached hereto as Exhibit A.

“Conversion Work” shall have the meaning set forth in Section 2.1 hereof.

“Damages” means any and all Claims, losses, liens, injuries to persons or property, and causes of action of every kind and character including strict liability claims and administrative law actions and orders, including but not limited to, the amounts of judgments, fines, penalties, interest, court costs, investigation expenses, and costs and legal fees (including but not limited to attorneys’ and experts’ fees), but shall in no event, as between or among Buyer, Buyer’s Indemnitees, Seller, and Seller’s Indemnitees, include special, indirect, consequential, punitive, exemplary or other similar damages, including Claims for lost profits, lost business opportunities or business interruption.

“Drums” shall have the meaning set forth in Section 2.6 hereof.

“Effective Date” shall have the meaning set forth in the Preamble hereto.

“Environmental Laws” means any applicable Laws relating to the environment, human health or safety, pollution or other environmental degradation or Hazardous Materials.

“Event of Force Majeure” means any strike or other labor trouble, fire, flood, riot, war, embargo, accident, act of God or terrorism, requisition or direction by Governmental or Regulatory Authority, priorities or compliance with governmental action or any Law, shortage of essential materials or equipment, or any other circumstance beyond reasonable control of the obligee, whether similar to or dissimilar from the above enumerated causes.

“Facility” shall have the meaning set forth in the Recitals hereto.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Materials” means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas, (b) any substances defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” “toxic chemicals” or “toxic pollutants,” “contaminants” or “pollutants” or words of similar import under any Environmental Law, (c) radioactive materials, substances and waste, and radiation, and (d) any other substance exposure to which is regulated under any Environmental Law or could give rise to Liabilities under common law.

“IGAN” shall have the meaning set forth in the Recitals hereto.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a) hereof.

“Interim Supply Agreement” shall have the meaning set forth in the Recitals hereto.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority and “Laws” includes, without limitation, all Environmental Laws.

“Liability” or “Liabilities” means all Claims and Damages, regardless of whether any such Claims or Damages would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles or are known as of the Effective Date.

“Long Term Supply Agreement” shall have the meaning set forth in the Recitals hereto.

“Month” means a calendar month.

“Notice of Claim” shall have the meaning set forth in Section 8.4(a) hereof.

“Notice of Liability” shall have the meaning set forth in Section 8.4(b) hereof.

“OCI” shall have the meaning set forth in Section 2.6 hereof.

“Order” means any writ, judgment, judicial decision, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Party” means Buyer or Seller, as the case may be, and “Parties” shall, unless the context dictates otherwise, mean Buyer and Seller collectively.

“Permit” means any permit, license, exemption, action, certificate of authority, authorization, approval, or registration issued by or required to be issued by a Governmental or Regulatory Authority in connection with ownership or operation of the Facility.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plant” shall have the meaning set forth in the Recitals hereto.

“Process Design” shall mean Buyer’s process design concept and process descriptions incorporated into the Project Definition, including the process flow diagrams in Appendix A thereto.

“Project Definition” shall mean the document prepared by Buyer and agreed to by Seller entitled “Project South Project Definition” (No. EN2364 – PD – 001 (Rev F), which incorporates the Process Design and which Seller will rely upon and shall use a basis for carrying out the Conversion Work and completing the Conversion Project.

“Quarter” means a calendar quarter.

“Record Retention Period” shall have the meaning set forth in Section 6.7(a) hereof.

“Records” shall have the meaning set forth in Section 6.7(a) hereof.

“Related Agreements” shall have the meaning set forth in the Recitals hereto.

“Release” means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by (and then only to the extent in compliance with) Environmental Laws and Permits.

“Representative” means any Person that is an agent, contractor, servant, employee or licensee of another Person.

“Seller” shall have the meaning set forth in the Preamble hereto.

“Seller’s Indemnitees” means Seller, its parent company, partners, subsidiaries and any other Affiliates, Seller’s Representatives, and their respective directors, officers, employees, attorneys-in-fact, agents and Affiliates.

“Side Letter Agreement” means the letter agreement between the Parties and other Persons dated July 21, 2005 regarding the capital for the Conversion Project.

“Site” means that portion of land within the boundaries of the Plant more particularly described on Seller’s Engineering Drawing C-146-010-Z15 (April 2005) on which the Facility is situated.

“Storage Dome” means Seller’s ammonium nitrate storage dome at the Plant which is capable upon Commissioning of storing approximately 3,600 Tons of IGAN, based upon Buyer’s storage pile height recommendation.

“Submission Date” shall have the meaning set forth in Section 10.2 hereto.

“Term” shall have the meaning set forth in Section 3.1 hereto.

“Ton” means a short ton of two thousand (2,000) pounds avoirdupois.

1.2 Interpretation. In this Agreement:

(a) all terms defined in the singular shall have the same meanings in the plural and vice versa;

(b) all references to currency in this Agreement are references to the lawful currency of the United States;

(c) unless otherwise noted, all references to Sections and Subsections shall be deemed to be references to the Sections and Subsections of this Agreement;

(d) the captions and headings contained in this Agreement are for convenience of reference only and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

(e) reference to any Law or Laws means such Law or Laws as amended, modified, codified, re-enacted, supplemented or superseded in whole or in part; and in effect from time to time;

(f) no provision of this Agreement shall be interpreted or construed against either Party solely because that Party or its legal representative drafted such provision; and

(g) terms which are capitalized but not defined herein shall have the meanings assigned them in the Long Term Supply Agreement.

1.3 Exhibit. The following Exhibits are attached to this Agreement and incorporated into and form an integral part of this Agreement:

Exhibit	Description
Exhibit A	Conversion Project Capital Budget

Exhibit B	Drums and associated equipment

ARTICLE II.

CONVERSION

2.1 Seller Undertakings. As an inducement for Buyer to enter into the Long Term Supply Agreement, Seller shall perform or provide, or cause to be performed or provided, all engineering, procurement, construction, erection, installation and Commissioning work, services, equipment, machinery and materials to accomplish and complete the Conversion Project in accordance with the Project Definition and the terms and conditions set forth in this Agreement (collectively, the “Conversion Work”). Seller has commenced the Conversion Work prior to the Effective Date and this Agreement shall be deemed to apply to and govern such Work. Subject to the receipt of all Permits necessary in connection with the Conversion Work and operation of the converted Facility (which Permits Seller shall promptly apply for and diligently pursue), Seller shall use its commercially reasonable efforts to complete the Conversion Project and cause the Commissioning to occur no later than September 1, 2006.

2.2 Performance Standards. Seller shall perform, and shall require its contractors, subcontractors and other Representatives to perform, the Conversion Work with reasonable diligence and dispatch, in a lawful, safe, cost-effective and otherwise commercially reasonable manner, and in accordance with (a) Seller’s documented operating and quality assurance procedures, (b) the Conversion Project Capital Budget, (c) the Project Definition, (d) the drawings, process flow diagrams, plans, schematics, and other design and engineering documents prepared by Seller based on the Project Definition and Process Design, (e) recognized industry standards and practices, and (f) all applicable Laws.

2.3 Control of Conversion Work. Except with respect to the development and provision of the Project Definition, and except as provided in Sections 2.4 and 2.5, Seller shall at all times have sole authority and responsibility with respect to the performance of the Conversion Work and Buyer shall have no responsibilities with respect to the Conversion Work.

2.4 Consultation with Buyer. From time to time as necessary, Seller shall consult with the Buyer Contact concerning the Project Definition and the Conversion Work. Upon the reasonable request of Buyer, Seller shall provide Buyer with reasonably detailed information concerning the progress of, costs incurred and anticipated to be incurred in connection with, the Conversion Project, and other information concerning the Conversion Project as may reasonably be requested from time to time by Buyer. Seller shall obtain Buyer’s approval prior to incurring costs in connection with the Conversion Work which exceed the Conversion Project Capital Budget, or any material line item in the Conversion Project Capital Budget.

2.5 Buyer Undertakings.

(a) Prior to the Effective Date, Buyer has developed and provided to Seller the Project Definition.

(b) Buyer agrees that it shall be responsible for all costs and expense contemplated by the Conversion Project Capital Budget and actually incurred by Seller (including any such amounts in excess of the Conversion Project Capital Budget approved by Buyer’s Contact) through to Commissioning, such costs and expenses to be reimbursed to Seller by Buyer’s payment of the Facility Fee under the Long Term Supply Agreement. In the event that, due to a defect in the Process Design, completion of the Conversion Project results in Conversion Project Capital Budget overruns, such additional cost to the extent attributable to such defect shall initially be incurred by Seller and thereafter reimbursed by Buyer within thirty (30) days after receiving Seller’s invoice; provided that, if the Parties agree to treat such costs and expense as a supplementary capital project, such costs and expense will be included in the Facility Fee to be paid by Buyer under the Long Term Supply Agreement. In the event that, due to a defect in the design and engineering documents of Seller or any negligence on the part of Seller in the performance of the Conversion Work, completion of the Conversion Project results in Conversion Project Capital Budget overruns, such additional costs and expense shall solely be Seller’s responsibility and not subject to reimbursement by Buyer.

(c) Buyer agrees that it shall be responsible for all costs and expense not contemplated by the Conversion Project Capital Budget in connection with any Expansion Capital Expenditure or which are required in order to comply with applicable Law; provided that, if the Parties agree to treat such costs and expense as a supplementary capital project, such costs and expense will be included in the Facility Fee to be paid by Buyer under the Long Term Supply Agreement.

(d) Buyer shall assist Seller in Commissioning the Facility. This assistance shall include a detailed review of the pre-Commissioning and Commissioning plan, the attendance of an Orica technical resource during Commissioning trials and acceptance trials and trouble shooting assistance if Process Design or technical issues arise during Commissioning.

2.6 Drums. The Project Definition will require the acquisition by Seller from Buyer’s Affiliate Orica Canada Inc. (“OCI”) and installation of two IGAN dryer drums and associated equipment more particularly itemized in Exhibit B hereto (the “Drums”). Seller agrees to inspect the Drums promptly after the Effective Date and, subject to the results of such inspection, Seller agrees to purchase, and Buyer shall cause OCI to supply and arrange for delivery to the Site of such Drums at a time mutually acceptable to Seller and OCI. Buyer shall bear the risk or loss or damage to the Drums prior to their delivery to the Site. The purchase price for the Drums will be an amount equal to the sum of OCI’s book values for the Drums as of the date of OCI’s most recent balance sheet prior to the Effective Date, plus the cost of loading and transporting the Drums to the Site. Such aggregate amount will be included in the Conversion Project Capital Budget and paid in cash by Seller to OCI within thirty (30) days from the arrival of the Drums at the Plant.

ARTICLE III.

TERM, TERMINATION AND PURCHASE RIGHT

3.1 Term. The term (“Term”) of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Sections 3.2 or 3.3 below, and subject to Section 3.4 below, shall expire on the first business day following the date the converted Facility is Commissioned.

3.2 Buyer’s Termination for Breach. Buyer may terminate this Agreement if Seller fails to perform its obligations hereunder, and such failure shall not have been cured within thirty (30) days after notice thereof shall have been received by Seller or such longer period as may be reasonably required to cure such breach or default (provided that Seller shall be using commercially reasonable efforts to cure such breach or default). Such termination shall be effective on the date specified in Buyer’s termination notice.

3.3 Seller’s Termination for Breach. Seller may terminate this Agreement if Buyer fails to perform its obligations hereunder, and such failure shall not have been cured within thirty (30) days after notice thereof shall have been received by Buyer or such longer period as may be reasonably required to cure such breach or default (provided that Buyer shall be using commercially reasonable efforts to cure such breach or default). Such termination shall be effective on the date specified in Seller’s termination notice.

3.4 Effect of Termination. Upon the expiration or earlier termination of this Agreement, this Agreement shall immediately become void and of no further force and effect; provided, however, that the following provisions shall survive the expiration or termination of this Agreement indefinitely or as otherwise set forth therein: Section 2.5 (b) and (c), except to the extent Buyer is relieved from payment therefor as provided in Section VI.D.2. of the Long Term Supply Agreement; Section 3.5; Article IV; Section 6.3; Article VII, Article VIII; Article X; and Section 11.1. Notwithstanding anything to the contrary contained in this Agreement, a termination of this Agreement for any reason shall not affect any rights or remedies of either Party arising out of any breach of this Agreement prior to such termination.

3.5 Purchase Rights. Buyer and Seller shall have the following rights and obligations with the respect to the Conversion Kit:

(a) Upon the termination of this Agreement under Section 3.2 above prior to Commissioning, Buyer shall have the right to purchase the Conversion Kit for an amount equal to Seller’s out-of-pocket and Seller’s in-house engineering costs incurred prior to the effective date of termination with respect to the acquisition and installation of the Conversion Kit.

(b) Upon the termination of this Agreement under Section 3.3 above prior to Commissioning, Seller shall have the right to retain the Conversion Kit; provided that Seller shall also have the option to require Buyer to purchase and remove the Conversion Kit. If Seller exercises such option, it shall so notify Buyer within five (5) business days of the effective date of termination, in which event Buyer shall do so and pay an amount equal to Seller’s out-of-pocket and Seller’s in-house engineering costs incurred prior to the effective date of termination with respect to the acquisition and installation of the Conversion Kit.

(c) Upon termination of the Term of the Long Term Supply Agreement pursuant to Section II.A. thereof, Buyer shall have the right to purchase the Conversion Kit for an amount equal to the sum of $1.00.

(d) Upon termination of the Long Term Supply Agreement by Buyer prior to the expiration of the Term therein pursuant to Section XIV.B.4. or XVII. thereof, Buyer shall have the right to purchase the Conversion Kit for an amount equal to the sum of (i) $1.00 plus (ii) any portion of the Facility Fee relating to the Conversion Kit which remains unpaid on the effective date of such termination, such portion to be calculated pro-rata based on the ratio of the cost of the Conversion Kit paid by Seller to the final total Conversion Project cost.

(e) Upon termination of the Long Term Supply Agreement by Seller prior to expiration of the Term therein pursuant to Sections XIV.A., XIV.B.4. or XVII. thereof, Seller shall have the right to retain the Conversion Kit; provided that Seller shall also have the option to require Buyer to purchase and remove the Conversion Kit. If Seller exercises such option, it shall so notify Buyer within five (5) business days of the effective date of termination of the Long Term Supply Agreement, in which event Buyer shall do so and pay an amount equal to the sum of $1.00 plus any portion of the Facility Fee relating to the Conversion Kit which remains unpaid on the effective date of such termination, such portion to be calculated pro-rata based on the ratio of the cost of the Conversion Kit paid by Seller to the final total Conversion Project cost.

(f) With respect to Buyer’s options under Sections 3.5(a), (c), and (d), Buyer shall exercise its purchase right, if at all, by written notice delivered to Seller within ten (10) business days of the effective date of termination of this Agreement or termination of the Long Term Supply Agreement, as applicable. Upon receipt of Buyer’s notice of its election to purchase the Conversion Kit or with respect to Buyer’s obligations under Sections 3.5(b) and (e), Seller shall execute and deliver a bill of sale and assignment, in form and substance reasonably satisfactory to Buyer, conveying to Buyer all of Seller’s right, title and interest in and to the Conversion Kit, free and clear of all liens, claims and encumbrances created by, through or under Seller, against delivery by Buyer of the applicable purchase price.

(g) Unless otherwise agreed, Buyer shall remove the Conversion Kit from the Site within ninety (90) days following its purchase by Buyer and Buyer shall be responsible for all costs associated with removal of such Conversion Kit.

(h) The Parties acknowledge that the Conversion Kit is or may be subject to a lien and security interest in favor of Seller’s lenders. Seller shall use its commercially reasonable efforts to cause its lenders to release their lien and security interest in the Conversion Kit in the event and at the time Buyer elects, or is otherwise obligated, to acquire the Conversion Kit.

ARTICLE IV.

LICENSE OF PROCESS DESIGN

4.1 License of Process Design. Buyer is the owner of and has the right to license the Process Design. In consideration of the entry by Seller into this Agreement and the performance of the Conversion Work, Buyer grants to Seller a non-exclusive license (with no right to sublicense) to use the Process Design solely for the purposes of performing the Conversion Work and operating the converted Facility. Seller shall obtain Buyer’s written approval prior to making any change to the Process Design. The license granted herein shall not be transferred by Seller except in connection with an assignment by Seller of the Long Term Supply Agreement to a Permitted Successor or Assign (as defined therein) which intends to operate the Facility in which event Seller may transfer the license to said permitted Successor or Assign who shall execute an acknowledgement in Buyer’s favor of the provisions of this Article IV. Nothing in this Agreement shall be construed to authorize Seller to, and Seller shall not, use the Process Design in connection with any plant, site or facility other than the Facility or for any purpose other than the Conversion Work.

4.2 Breach by Seller of License. Seller acknowledges that the Process Design is proprietary and valuable to Buyer, and that Buyer will not be adequately compensated by an award of damages for breach of the obligations imposed by Section 4.1. Seller acknowledges and agrees that Buyer shall be entitled to seek an injunction restraining violations of such Section 4.1.

ARTICLE V.

FORCE MAJEURE

5.1 Occurrence of Event of Force Majeure. Upon and during the continuance of an Event of Force Majeure, the obligation of Seller to perform the Conversion Work shall be temporarily suspended; provided that (i) such suspension shall relate solely to that portion of the Conversion Work that Seller is unable to perform or accept, as the case may be, and (ii) such suspension shall be in effect only for such period during which such Event of Force Majeure shall be continuing.

5.2 Notice to Buyer. In the event Seller is prevented from performing the Conversion Work as a result of an Event of Force Majeure, it shall promptly notify

Buyer by telephone (to be confirmed in writing within three (3) days of the Event of Force Majeure) of the occurrence of an Event of Force Majeure and describe, in reasonable detail, the portion of the Conversion Work that is delayed or prevented and an estimate of the anticipated duration of the Event of Force Majeure. In such event, Seller shall use commercially reasonable efforts to mitigate the impact or consequence of the event on Buyer, subject to the constraints of the Conversion Project Capital Budget except as otherwise agreed by Buyer, and to recommence the performance of the Conversion Work to whatever extent possible without undue delay.

ARTICLE VI.

AUDIT RIGHT

6.1 Records. During the Term, Seller shall keep and maintain proper, detailed, accurate and complete records and supporting documentation, regardless of the medium by which they are created or stored, concerning the performance and cost of the Conversion Work and Conversion Project (collectively, the “Records”). Seller shall keep and retain all Records for a period of 24 Months after Commissioning (“Record Retention Period”).

6.2 Confidential Matters. The Parties acknowledge and agree that the Records contain Confidential Information which shall be subject to the provisions of Section 11.1 hereof.

6.3 Audit Right. At any time prior to the expiry of the Record Retention Period, Buyer may audit the Records for any reasonable purpose relating to the performance and cost of the Conversion Work and Conversion Project on the business premises of Seller, and inspect, audit and copy any or all of the Records. Seller shall co-operate with Buyer in carrying out the inspection, audit and copying of such Records including, without limitation, by providing Buyer and its agents with access to, and assistance with, all computer systems and other electronic means by which any such Records may be kept. The inspection of any or all of the Records by Buyer shall be done at Buyer’s own cost and expense provided that if such inspection determines that the calculations made by Seller are less than 99% accurate on average during the period covered by the audit, then the costs of the audit shall be borne by Seller and Seller shall make all necessary adjustments as the audit determines are required.

ARTICLE VII.

INSURANCE

7.1 Seller-Provided Insurance. Prior to commencement of the Conversion Work and throughout the Term of this Agreement or the Term of the Long Term Supply Agreement, whichever is longer, Seller shall procure and maintain insurance, at its cost and expense with insurance companies reasonably acceptable to Buyer and authorized to do business in Mississippi, covering all activities performed by Seller or its Representatives in connection with the Conversion Work, the ownership, operation and use of the Facility and the Plant, and performance under the Long Term Supply Agreement as follows:

(a) Workers’ Compensation Insurance with statutory limits covering Seller’s obligations under the Workers’ Compensation Act of Mississippi and all statutorily or voluntarily-covered employees, and Employers Liability insurance, with limits of not less than One Million Dollars ($1,000,000) per employee for accident, injury or disease; provided that Seller shall not be required to carry Workers’ Compensation coverage if it qualifies as a self-insurer under applicable Law.

(b) Commercial General Liability Insurance (including Owner’s and Contractor’s Protective Liability, Product/Completed Operations Liability, and Contractual Liability) covering specific liabilities imposed under this Agreement with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate covering third-party bodily injury, property damage and personal injury liability.

(c) Commercial Automobile Liability Insurance in compliance with all applicable Laws or with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence covering bodily injury and property damage liability arising out of owned, non-owned and hired vehicle use or maintenance.

(d) Excess Liability Insurance with limits of not less than Fifty Million Dollars ($50,000,000) per occurrence and Fifty Million Dollars ($50,000,000) annual aggregate providing coverage on a basis not more restrictive than liability coverages described in subsections (a) through (c) above.

(e) Property Insurance covering “All-Risks” of physical loss or damage to Seller’s owned, leased or rented real and personal property comprising or to be incorporated in the Facility and the Plant. Such insurance shall cover the insured property on a replacement cost basis. Seller shall ensure the sub-limit for builders risk in relation to the Conversion Project is sufficient to cover the replacement cost of the Conversion Kit. Such insurance shall include deductibles consistent with prudent industry practices.

(f) Transit Insurance covering the interest of Seller and any of their subcontractors or agents in respect of physical loss or damage to all materials which are to be incorporated into the Facility while in the course of transit to and from the Site. Coverage will apply warehouse to warehouse.

(g) Pollution Legal Liability Insurance to the extent commercially available on reasonable terms, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate covering third-party bodily injury and property damage liability arising out of any Releases from Seller’s use of or operations at the Plant.

7.2 General Conditions of Seller’s Insurance Policies.

(a) Buyer as an Additional Insured. Insurance policies described herein and procured by Seller shall include Buyer as an Additional Insured, where appropriate, with respect to liability arising out of Seller’s conduct of the Conversion Work, operation and use of the Facility and the Plant, and performance under the Long Term Supply Agreement.

(b) Waiver of Subrogation Rights. Seller shall obtain from its insurance carriers waivers of the right of subrogation with respect to Buyer and Buyer’s insurance carriers and, except as otherwise provided herein, Seller does hereby waive and release any Claim it may have against Buyer for damage or loss to the Facility or the Plant or for loss of business income arising out of such damage or loss notwithstanding that such damage or loss is covered by Buyer’s insurance.

(c) Notice of Cancellation or Material Change. Insurance policies described herein shall provide Buyer with a minimum thirty (30) days’ advance written notice of cancellation, non-renewal or material change in coverage.

(d) Evidence of Insurance. Seller shall, at all times during the Term, provide Buyer with current certificates of insurance clearly evidencing the existence of insurance and the required provisions described herein.

(e) Deductibles. All deductibles under the insurance policies arranged pursuant to Section 7.1 shall be paid by Seller.

7.3 Buyer-Provided Insurance. Prior to commencement of the Conversion Work and throughout the Term of this Agreement or the Term of the Long Term Supply Agreement, whichever is longer, Buyer shall procure and maintain insurance at its cost and expense with insurance companies reasonably acceptable to Seller and authorized to do business in Mississippi, covering all activities performed by Buyer in connection with Buyer’s undertakings in Section 2.5 hereof and Buyer’s performance under the Long Term Supply Agreement as follows:

(a) Commercial General Liability Insurance (including Product Liability/Completed Operations Liability, and Contractual Liability) covering specific obligations assumed by Buyer under this Agreement and the Long Term Supply Agreement with limits of not less than One Million Dollars ($1,000,000) per event and Two Million Dollars ($2,000,000) annual aggregate covering third-party bodily injury, property damage and personal injury liability.

(b) Commercial Automobile Liability Insurance in compliance with all applicable Laws or with a combined single limit of not less than One Million Dollars ($1,000,000) per event covering bodily injury and property damage liability arising out of owned, non-owned and hired vehicle use or maintenance.

(c) Excess Liability Insurance with limits of not less than Fifty Million Dollars ($50,000,000) per occurrence and Fifty Million Dollars ($50,000,000) annual aggregate providing coverage on a basis not more restrictive than liability coverages described in subsections (a) and (b) above.

7.4 General Conditions of Buyer’s Insurance Policies.

(a) Seller as an Additional Insured. Insurance policies described herein and procured by Buyer shall include Seller as an Additional Insured, where appropriate, with respect to liability arising out of Buyer’s undertakings in Section 2.5 hereof and Buyer’s performance under the Long Term Supply Agreement.

(b) Waiver of Subrogation Rights. Buyer shall obtain from its insurance carriers waivers of the right of subrogation with respect to Seller and Seller’s insurance carriers and, except as otherwise provided herein, Buyer does hereby waive and release any Claim it may have against Seller for damage or loss to Buyer’s assets or for loss of business income arising out of such damage or loss notwithstanding that such damage or loss is covered by Seller’s insurance.

(c) Notice of Cancellation or Material Change. Buyer shall provide Seller with a minimum thirty (30) days’ advance written notice of cancellation, non-renewal or material change in coverage.

(d) Evidence of Insurance. Buyer shall, at all times during the Term, provide Seller with current certificates of insurance clearly evidencing the existence of insurance and the required provisions described herein.

(e) Deductibles. All deductibles under the insurance policies arranged pursuant to Section 7.3 shall be paid by Buyer.

ARTICLE VIII.

LIMITATION ON LIABILITY/INDEMNIFICATION

8.1 Waiver of Certain Damages. IN NO EVENT SHALL EITHER SELLER OR BUYER BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S INDEMNITEES UNDER ANY PROVISION OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY INDEMNITY PROVISION HEREOF) FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES IN TORT OR CONTRACT. FURTHERMORE, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S INDEMNITEES UNDER ANY PROVISION OF THIS AGREEMENT FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES OR BUSINESS INTERRUPTION. THE PRECEDING SENTENCES SHALL NOT BE CONSTRUED, HOWEVER, AS LIMITING THE OBLIGATION OF EITHER SELLER OR BUYER TO INDEMNIFY THE OTHER PARTY OR THE OTHER PARTY’S INDEMNITEES AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, OR FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES OR BUSINESS INTERRUPTION.

8.2 Indemnification of Seller Indemnitees. Buyer shall indemnify and hold harmless the Seller Indemnitees, and any Person claiming by or through any of them,

from and against all Liabilities by, on behalf of or to any Person arising from or attributable to:

(a) the breach of any representation or warranty of Buyer made in this Agreement;

(b) any failure by Buyer to perform in all respects any of its covenants, agreements or obligations in this Agreement; and

(c) any negligent act or omission of Buyer or its Representatives with respect to the Process Design.

The foregoing shall not be applicable to any Liability to the extent the proximate cause of which results from a negligent act or omission of Seller or its Representatives. The indemnities set forth in this Section shall survive the expiration or earlier termination of this Agreement, except that the indemnity in Section 8.2(c) shall not survive beyond three (3) years from expiration or termination of the Agreement unless Seller has made an indemnification Claim against Buyer prior to three (3) years from expiration or termination of the Agreement. Buyer’s indemnity obligations under this Section are guaranteed by Orica Investments Pty. Ltd. pursuant to that certain Continuing Guaranty of Orica Investments Pty. Ltd. of even date herewith.

8.3 Indemnification of Buyer Indemnitees. Seller shall indemnify and hold harmless the Buyer Indemnitees, and any Person claiming by or through any of them, from and against all Liabilities by, on behalf of or to any Person arising from or attributable to:

(a) the breach of any representation or warranty of Seller made in this Agreement;

(b) any failure by Seller to perform in all respects any of its covenants, agreements or obligations in this Agreement;

(c) any negligent act or omission, including without limitation violation of applicable Environmental or other applicable Law, of Seller or its Representatives in the performance of the Conversion Work;

(d) the environmental and other condition of the Plant on and after the Effective Date, including without limitation any air, soil or groundwater contamination or any other violations of Environmental Laws or other Laws applicable to the Plant or the Facility; and

(e) any generation, handling, storage, disposal or transportation of Hazardous Materials, whether occurring before or after the Effective Date, in, on or from the Plant or the Facility, including without limitation any Release of Hazardous Materials in, on or from the Plant or the Facility.

The foregoing shall not be applicable to any Liability to the extent the proximate cause of which results from a negligent act or omission of Buyer or its Representatives; including, without limitation, with respect to the Process Design if Seller has made an indemnification Claim against Buyer prior to three (3) years from expiration or termination of the Agreement. The indemnities set forth in this Section shall survive the expiration or earlier termination of this Agreement. Seller’s indemnity obligations under this Section are guaranteed by Terra Industries Inc. pursuant to that certain Continuing Guaranty of Terra Industries Inc. of even date herewith.

8.4 Procedures for Indemnification.

(a) If there occurs an event that either Party asserts is an indemnifiable event pursuant to Section 8.2 or 8.3, the Party seeking indemnification (the “Indemnified Party”) shall promptly provide notice (the “Notice of Claim”) to the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder, but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. If the Indemnified Party provides a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnified Party reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to its own defense by counsel (limited to one firm) of its own choosing and at the sole cost and expense of the Indemnifying Party. The Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted Liability. In any event, the Indemnified Party shall have the right to participate at its own expense in the defense of such asserted Liability. No Indemnifying Party, in the defense of any Claim shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnified Party from all Liability in respect to such Claim or that does not solely require the payment of money damages by the Indemnifying Party. The Indemnifying Party agrees to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnified Party, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnified Party or (ii) injunctive relief affecting the Indemnified Party.

(b) Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty (20) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Damage in respect thereof has not yet been determined, such twenty (20) day period in respect of, but only in respect of the amount of the Damage, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnified Party to the Indemnifying Party setting forth the amount of the Damage incurred by the Indemnified Party that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the Claim, and if the objection relates to the amount of the Damages asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnified Party, and any undisputed amount shall be promptly paid over to the Indemnified Party. If no such Contest Notice is given within such twenty (20) day period, the obligation of the Indemnifying Party to pay the Indemnified Party the amount of the Damage set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.

(c) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnified Party, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party and (iii) the Indemnified Party shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.

(d) The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five (5) business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party, immediately upon demand, interest at the rate of ten percent (10%) per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Damages of the Indemnified Party.

ARTICLE IX.

[RESERVED]

ARTICLE X.

DISPUTE RESOLUTION

10.1 The following process may be initiated by either Party upon notice to the other Party. Except as otherwise expressly provided in this Agreement, and except to the extent a Party deems it reasonably necessary to seek immediate injunctive or equitable relief, in which event a Party may seek such relief to protect its interests in an appropriate forum, in the event of any controversy arising out of or relating to this Agreement, or any breach thereof, the Parties agree for a period of thirty (30) days following notification that a controversy or breach has arisen or occurred to attempt in good faith to resolve any such controversy or breach between the respective senior officers for each Party who are responsible for administration of this Agreement. Despite any injunctive relief, the Parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation, including, without limitation, contractual limitation periods provided for in this Agreement, shall be tolled while the procedures specified in this Article X are pending. The Parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation. If such senior officers are unable to resolve the controversy or breach within the said thirty (30) days, then the Parties shall submit the controversy or breach to the President of each Party for resolution for a period of fifteen (15) days. If the Parties’ respective Presidents resolve the controversy or breach, the Parties will adhere to their resolution, and make such amendments to this Agreement as may be necessary.

10.2 In the event the Presidents are unable to resolve the controversy or breach within said fifteen (15) days, either Party may submit the controversy or breach to binding arbitration by notice to the other Party and the American Arbitration Association. The Parties agree that this Agreement affects interstate commerce. The Parties further agree that such binding arbitration shall be settled exclusively in Wilmington, Delaware (unless the Parties mutually agree to another location for convenience of the Parties or witnesses) pursuant to the provisions of the Federal Arbitration Act and according to the Commercial Rules of the American Arbitration Association then in effect in the State of Delaware. The arbitrator shall be chosen from a panel of retired federal judges provided by the American Arbitration Association. Alternate strikes shall be made to the panel commencing with the Party requesting the arbitration until one name remains. Such individual shall be the arbitrator for the controversy and shall be appointed within thirty (30) days of the date of the demand for arbitration by one of the Parties to this Agreement. The Party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within ninety (90) days of the notice. The arbitrator shall render a decision within sixty (60) days after the conclusion of the hearing(s). In all arbitration proceedings, with respect to each particular controversy or breach, the arbitrator shall be required to agree upon and approve either one of the positions advocated by Seller or one of the positions advocated by Buyer, whichever best reflects and implements the purposes and intent of this Agreement. Any decision rendered by the arbitrator which does not reflect either a position advocated by Seller or a position advocated by Buyer shall be beyond the scope of authority granted to the arbitrator and the issue in question will be returned to the arbitrator for a decision consistent with the terms of this Section. The decision of the arbitrator shall be in writing and shall be final and binding upon the Parties as to the controversy or breach submitted. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All American Arbitration Association fees and the fees and expenses of the arbitrator will be divided equally between the Parties. The attorneys’ fees and arbitration costs and expenses shall be borne by the Party whose contention was not upheld by the arbitrator, except to the extent the arbitrator rules otherwise.

ARTICLE XI.

GENERAL

11.1 Confidentiality and Publicity.

(a) Each Party shall keep confidential any non-public information that it may obtain from the other in connection with this Agreement or the Related Agreements, and any non-public information in the possession of such Party related to the Plant, the Site or the Facility (any such information that a Party is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”). For avoidance of doubt, Confidential Information includes without limitation all Buyer know-how relating to the Project Definition , and all information, records, renderings, drawings, knowledge, trade secrets, expertise, designs, data, practices and techniques supplied by Buyer to Seller in connection with the Project Definition. Except as otherwise provided in Article XXIII. of the Long Term Supply Agreement, no Party may disclose Confidential Information to any other Person (other than its Affiliates and its and its Affiliates’ directors, officers and employees, and representatives of its advisors and lenders, in each case whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated in this Agreement or any Related Agreement) or use such Confidential Information to the detriment of the other Party; provided that (a) such Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section) or which, to its knowledge, rightfully has come into possession of such Party (other than from the other Party), and (b) to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by Laws to disclose any of such Confidential Information, such Party may disclose such Confidential Information if it has used commercially reasonable efforts, and has afforded the other Party the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the Confidential Information compelled to be disclosed. The obligations set forth herein shall survive the termination or expiration of the last of the Related Agreements for a period of two years.

(b) Each Party shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Except as required by applicable Laws or by any national securities exchange or quotation system, no Party shall make any such release, announcement or statement without the prior written consent and approval of the other Party, which shall not unreasonably be withheld. Each Party shall respond promptly to any such request for consent and approval.

11.2 Notices. Except as provided herein, any notices, requests or other communications required or permitted by any provision of this Agreement shall be in writing and shall be deemed delivered if delivered by hand or mailed by U.S. Postal Service, postage prepaid, by registered or certified mail, nationally recognized overnight courier, or sent by facsimile with confirmation of receipt and:

If to Seller:	Terra Mississippi Nitrogen, Inc.

Highway 49 East

Yazoo City, MS 39194

Attention: Plant Manager

Telephone: (662) 746-4131

Facsimile (662) 751-2913

with copy to:	Terra Industries, Inc.

660 Fourth Street

Sioux City, Iowa

Attention: General Counsel

Facsimile: (712) 233-5586

If to Buyer:	Orica USA Inc.

33101 East Quincy Avenue

Watkins, CO 80137

Attention: President

Telephone: (303) 268-5166

Facsimile: (303) 268-5251

and:

Attention: General Counsel

Telephone: (303) 268-5016

Facsimile: (303) 268-5252

Buyer or Seller may change the address and name of addressee to which subsequent notices are to be sent by notice to the other given as aforesaid.

11.3 Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to its conflicts of law principles.

11.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

11.5 Captions; Headings. The captions and headings in this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or any part thereof, or in anyway affect this Agreement and shall not be considered in any construction thereof.

11.6 Assignment; Successors and Assigns. This Agreement, and the rights and obligations hereunder, may not be assigned or delegated by either Party without the prior written consent of the other Party, which consent may be withheld for any reason or no reason, subject to the provisions of Article IV hereof. From and after the effective date of any assignment or delegation of this Agreement, and the rights and obligations hereunder, which has been consented to in writing by the non-assigning Party, the assigning or delegating Party shall be deemed released from all obligations and liabilities hereunder which are based on acts, omission, facts, events or circumstances first arising, occurring or existing after the effective date of the assignment or delegation. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.7 Counterparts. This Agreement shall be executed in several counterparts, each of which counterpart shall be considered as an original without the presentation of the others.

11.8 Relationship of Parties. Seller shall be deemed for all purposes to be an independent contractor of Buyer and the Parties shall not be considered a partnership, joint venture, license arrangement or unincorporated association.

11.9 Entire Agreement. This Agreement, the Exhibits hereto, the Related Agreements and the Side Letter Agreement constitute the entire agreement among the Parties and supersede all prior agreements and understandings, oral or written, among the Parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

11.10 [signature page follows]

The undersigned authorized representatives of the Parties hereto have caused this Agreement to be executed and delivered effective on the Effective Date.

TERRA MISSISSIPPI NITROGEN, INC.

By:	/s/ Michael L. Bennett
Name:	Michael L. Bennett

Its:	President

ORICA USA INC.

By:	/s/ Don Brinker
Name:	Don Brinker

Its:	President & CEO

EXHIBIT A

CONVERSION PROJECT CAPITAL BUDGET

The cost estimate prepared by Seller and dated July 15, 2005 is incorporated herein by reference. The Conversion Project Capital Budget is expected to be finalized in September, 2005.

EXHIBIT B

DRUMS AND ASSOCIATED EQUIPMENT

Two (2) IGAN dryer drums in accordance with ICI Data Sheet No. 1105-T8-02 and Louisville Drying Machinery Drawing No. 100d-126 complete with girth gears, gearboxes, motors, trunnions, guards, and inlet and outlet chutes.